                                                                  Exhibit 4.55









                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                OS PACIFIC, INC.

                                       AND

                          ROY'S - NEWPORT BEACH, L.L.C.

                           DATED SEPTEMBER ____, 2002

                            ASSET PURCHASE AGREEMENT

TABLE OF CONTENTS


1.       PURCHASE OF THE RESTAURANT..........................................1
         1.1    Purchased Assets.............................................1
         1.2    Purchase Price...............................................2
         1.3    Adjustments to Purchase Price ...............................2
         1.4    Allocation of Purchase Price.................................3

2.       TRANSFER OF ASSETS .................................................3
         2.1    Definition of Purchased Assets...............................3
         2.2    Prorations...................................................4
         2.3    Excluded Assets..............................................4

3.       LIABILITIES.........................................................5
         3.1    Liabilities Not to be Assumed................................5
         3.2    Liabilities to be Assumed....................................6

4.       REPRESENTATIONS AND WARRANTIES OF THE SELLER........................6
         4.1    General......................................................7
         4.2    Authority....................................................7
         4.3    No Violation.................................................7
         4.4    Financial Statements.........................................7
         4.5    Tax Matters..................................................8
         4.6    Inventory....................................................8
         4.7    Absence of Certain Changes...................................8
         4.8    Absence of Undisclosed Liabilities...........................9
         4.9    No Litigation................................................9
         4.10   Compliance With Laws and Orders..............................9
         4.11   Title to and Condition of Properties.........................9
         4.12   Insurance...................................................10
         4.13   Contracts and Commitments...................................10
         4.14   Labor Matters...............................................11
         4.15   Employee Benefit Plans......................................12
         4.16   Employment Compensation.....................................12
         4.17   Intellectual Property.......................................13
         4.18   Major Suppliers.............................................13
         4.19   Assets Necessary to Business................................13
         4.20   No Brokers or Finders.......................................13
         4.21   Disclosure..................................................13

5.       REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.................14
         5.1   Corporate....................................................14
         5.2   Authority....................................................14
         5.3   No Brokers or Finders........................................14
         5.4   Disclosure...................................................14
         5.5   Buyer's Cooperation..........................................14
         5.6   Other Action.................................................14



                                       I

6.       EMPLOYEES - EMPLOYEE BENEFITS........................................15
         6.1   Affected Employees.............................................15
         6.2   Retained Responsibilities......................................15
         6.3   Payroll Tax....................................................15
         6.4   Termination Benefits...........................................15
         6.5   WARN Act Obligations...........................................15

7.       OTHER MATTERS........................................................15
         7.1   Pre-Closing Revenue and Expenses...............................15
         7.2   Post-Closing Revenue and Expenses..............................15
         7.3   Noncompetition.................................................15
         7.4   Confidentiality................................................16
         7.5   Non-Solicitation...............................................16
         7.6   Reasonableness of Restrictions; Reformation; Enforcement.......16
         7.7   Specific Performance...........................................17

8.       FURTHER COVENANTS OF THE SELLER......................................17
         8.1   Access to Information and Records..............................17
         8.2   Conduct of Business Pending the Closing........................17
         8.3   Consents.......................................................18
         8.4   Other Action...................................................18
         8.5   Disclosure.....................................................18
         8.6   Amendment to Real Property Lease...............................19

9.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS..........................19
         9.1   Representations and Warranties True on the
                 Closing Date.................................................19
         9.2   Compliance With Agreement......................................19
         9.3   Absence of Litigation..........................................19
         9.4   Consents and Approvals.........................................19
         9.5   Estoppel Certificates..........................................19
         9.6   Transfer of Alcoholic Beverage License.........................19
         9.7   Delivery of Closing Documents..................................19
         9.8   Simultaneous Closing...........................................19

10.      CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS.........................19
         10.1  Representations and Warranties True on the
                 Closing Date.................................................20
         10.2  Compliance With Agreement......................................20
         10.3  Absence of Litigation..........................................20
         10.4  Transfer of Alcoholic Beverage License.........................20

11       INDEMNIFICATION......................................................20
         11.1  By the Seller .................................................20
         11.2  By Buyer.......................................................20
         11.3  Indemnification of Third-Party Claims..........................21
         11.4  Payment........................................................21
         11.5  No Waiver......................................................22
         11.6  Survival of Indemnification....................................22

12.      CLOSING..............................................................22
         12.1  Closing Date...................................................22




                                       II

         12.2  Place of Closing...............................................22
         12.3  Documents to be Delivered by the Seller........................22
         12.4  Documents to be Delivered by Buyer.............................23

13.      TERMINATION..........................................................23
         13.1  Right of Termination Without Breach............................23
         13.2  Termination for Breach.........................................24

14.      MISCELLANEOUS........................................................24
         14.1  Disclosure Schedules...........................................24
         14.2  Further Assurance..............................................24
         14.3  Disclosures and Announcements..................................24
         14.4  Assignment; Parties in Interest................................25
         14.5  Law Governing Agreement........................................25
         14.6  Amendment and Modification.....................................25
         14.7  Notice.........................................................25
         14.8  Expenses.......................................................26
         14.9  Entire Agreement...............................................27
         14.10 Counterparts...................................................27
         14.11 Headings.......................................................27





                                      III

                            ASSET PURCHASE AGREEMENT

              THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated this _____ day of September 2002, and entered into by and among OS PACIFIC, INC., a Florida corporation ("Buyer"), ROY'S - NEWPORT BEACH, L.L.C., an Arizona limited liability company (the "Seller"), JAMES E. MARSH, an individual resident of the state of Arizona ("Marsh") and W. RANDALL SCHOCH, an individual resident of the state of Arizona ("Schoch").

                                    RECITALS

             A. Marsh and Schoch are the principal members of Seller.

             B. Seller is an Arizona limited liability company governed by and operating under that certain Operating Agreement of Roy's - Newport Beach, L.L.C., dated September 30, 1998 ("Operating Agreement").

             C. The Seller is engaged in the business of owning and operating an upscale restaurant known as "Roy's" and located at 453 Newport Center Drive, Newport Beach, California 92660 ("Restaurant").

             D. The Restaurant utilizes trademarks, recipes and operating systems as a licensee of Roy Yamaguchi and Roy's Worldwide, Inc. pursuant to a Licensing and Services Agreement dated October 3, 1998, as amended by that certain First Amendment to Licensing and Services Agreement dated October 3, 1998, (collectively, the "Licensing Agreement").

             E. Pursuant to the provisions hereof, Buyer desires to purchase from the Seller and the Seller desires to sell to Buyer substantially all of the property and assets of the Seller, including the Restaurant.

             NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

1.       PURCHASE OF THE RESTAURANT

         1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in SECTION 12.1), the Seller shall sell, transfer, convey, assign and deliver to Buyer (or upon Buyer's request, to an Affiliate of Buyer) and Buyer shall purchase and accept all of the business, rights, claims and assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise, and wherever situated) of the Seller, together with all rights and privileges associated with such assets and with the Restaurant and the business of the Seller, other than the Excluded Assets (as hereinafter defined) (collectively, the "Purchased Assets"), free and clear of any debts, liabilities, claims, encumbrances or obligations other than the Assumed Liabilities, as hereafter defined. The Purchased Assets shall include, but not be limited to, those assets listed in ARTICLE 2 hereof. For purposes of this Agreement, the term "Affiliate" shall mean any individual or entity (hereafter a "Person"), directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, as applicable. The term "control," as used in this section, shall mean with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

                1.2 Purchase Price.

                1.2(a) Amount. The Purchase Price shall be Two Million Six Hundred Ninety Seven Thousand Dollars ($2,697,000), subject to adjustments as provided herein.

                1.2(b) Payment. On the date of execution of this Agreement by both Buyer and Seller, Buyer shall deliver the Purchase Price to Bank One, N.A., as escrow agent ("Escrow Agent") pursuant to that certain Escrow Agreement described in SECTION 12.3(E) hereof (the "Escrow Agreement"). The funds held by the Escrow Agent shall be held in an interest bearing account (the "Escrow Account") approved by the Seller and the Buyer. The Purchase Price, as adjusted pursuant to SECTION 1.3 hereof, shall be paid to the Seller on the Closing Date. Any interest accrued on the funds in the Escrow Account and any other funds remaining in the Escrow Account after payment to the Seller of the Purchase Price, as adjusted pursuant to SECTION 1.3 hereof, shall be paid to the Buyer immediately following the Closing. In the event this Agreement is terminated prior to the Closing Date pursuant to SECTION 13 hereof, the Purchase Price, and all interest accrued thereon shall be returned to the Buyer.

        1.3     Adjustments to Purchase Price.

                1.3(a) Credits to Seller. The Purchase Price paid to the Seller in cash on the Closing Date pursuant to SECTION 1.2 shall be increased by the amount of any security deposits paid by the Seller pursuant to any Real Property Lease transferred to the Buyer in accordance with the terms of this Agreement, any utility and other deposits paid by Seller and transferred to Buyer, the value of any inventory transferred to Buyer on the Closing Date; and the present value, as of the Closing Date (discounted at 5%), of the unused percentage rent recapture transferred to Buyer pursuant to the assignment of the Real Property Lease [as such term is defined in SECTION 2.1(A)].

                1.3(b) Credits to Buyer. Buyer shall assume and Buyer shall receive a credit against the Purchase Price paid to the Seller in cash on the Closing Date pursuant to SECTION 1.2 in an amount equal to: all vacation, holiday and sick pay unpaid by the Seller as of the Closing Date attributable to any period or partial period of employment by the Seller prior to the Closing Date, plus employee payroll taxes applicable thereto due or to become due, for those employees of the Seller who will be employed by Buyer after the Closing Date and who have not as of the Closing Date taken vacation, holiday or sick time earned prior to the Closing Date.

                1.3(c) Invoices in Lieu of Credit. In lieu of the credits provided for in SECTIONS 1.3(A) and 1.3(B), either party may, subsequent to the Closing Date, invoice the other party for any item for which such party would be entitled to a credit under SECTIONS 1.3(A) or 1.3(B) and the other party shall pay the undisputed amount within thirty (30) days of receipt of the invoice.

                1.3(d) Invoices for Gift Certificates in Lieu of Adjustment at Closing. In lieu of an adjustment to the Purchase Price at Closing, for a period of one (1) year following Closing ("Gift Certificate Redemption Period"), Buyer shall from time to time invoice Seller for any gift certificates redeemed subsequent to the Closing Date that were sold on or prior to the Closing Date but unredeemed as of the Closing Date. Seller shall not be obligated to reimburse Buyer for any such gift certificates redeemed after the expiration of the Gift Certificate Redemption Period. Seller shall place Fifty Thousand Dollars ($50,000) into an escrow account ("Gift Certificate Escrow Account") for the purpose of assuring reimbursement to the Buyer for the redemption of such gift certificates during the Gift Certificate Redemption Period. Seller shall pay the invoiced amount to the Buyer, or direct the escrow agent to release the invoiced amount to the Buyer within thirty (30) days of receipt of the invoice. In the event that the funds in the Gift Certificate Escrow Account are depleted prior to the end of the Gift Certificate Redemption Period, Schoch and Marsh, jointly and severally, agree to place an additional Twenty-Five Thousand Dollars ($25,000) into the Gift Certificate Escrow Account. The Gift Certificate Escrow

        Account shall be closed forty-five (45) days after the end of the Gift Certificate Redemption Period and any funds held therein shall be returned to the Seller. The cost of the escrow agent and escrow account described in this paragraph shall be paid by the Seller.

         1.4 Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities) shall be allocated among the Purchased Assets for tax purposes in accordance with IRS Form 8594, attached hereto as SCHEDULE 1.4, which is required to be filed by the Seller and Buyer with the Internal Revenue Service ("IRS"). The Seller and Buyer agree to file the IRS Form 8594 with their respective tax returns in substantially the same form as is attached hereto. The Seller and Buyer will follow and use such allocation in all other tax returns, filings or other related reports made by them to any governmental agencies

2.       TRANSFER OF ASSETS

         2.1 Definition of Purchased Assets. The Purchased Assets shall include, but not be limited to, the following:

                2.1(a) Leased Real Property. The lease of real property dated September 30, 1998, between Irvine Retail Properties Company, a Division of the Irvine Company as Landlord, and Seller, as Tenant, for the Restaurant located at 453 Newport Center Drive, Newport Beach, California 92660 (the "Real Property Lease") with respect to the real property described therein (the "Leased Real Property").

                2.1(b) Personal Property. All machinery, equipment, vehicles, tools, supplies, spare parts, furniture, smallwares and all other personal property owned, utilized or held for use by the Seller in the operation of the Restaurant or located at the Restaurant.

                2.1(c) Inventory. All inventory held by the Seller on the Closing Date, which shall be that level of inventory typically held at the Restaurant in the ordinary course of business.

                2.1(d) Contracts. All rights in, to and under the Licensing Agreement and those agreements, contracts and purchase orders (hereinafter "Contracts") of the Seller specified in SCHEDULE 2.1(D) and every contract entered into in the ordinary course of business pursuant to SECTION 3.2(A)(III). Buyer does not assume any agreement, contract or purchase order of Seller not specified in SCHEDULE 2.1(D) or not entered into in the ordinary course of business pursuant to SECTION 3.2(A)(III). To the extent that any Contract for which assignment to Buyer as provided herein is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof. The Seller and Buyer agree to use their reasonable best efforts (without any requirement on the part of Buyer or Seller to pay any money or, on the part of Buyer, to agree to any change in the terms of any such Contract) to obtain the consent of such other party to the assignment of any such Contract to Buyer in all cases in which such consent is or may be required for such assignment. If any such consent shall not be obtained, the Seller agrees to cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Contract, including enforcement at the cost and for the account of Buyer of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise. If and to the extent that such arrangement cannot be made, Buyer, upon notice, shall have no obligation pursuant to SECTION 3.2 or otherwise with respect to any such Contract and any such Contract shall not be deemed to be a Purchased Asset hereunder.

                2.1(e) Computer Software. All computer source codes, programs and other software of the Seller, including all machine-readable code, printed listings of code, documentation and related property and information of the Seller.

                2.1(f) Literature. All menus, sales literature and promotional literature and similar materials of the Seller.

                2.1(g) Records and Files. Access to and, on request, copies of all records, files, invoices, supplier lists, blueprints, specifications, designs, drawings, accounting records, business records, operating data and other data of the Seller.

                2.1(h) Licenses; Permits. All licenses, permits and approvals of the Seller to the extent the same may be assigned to Buyer.

                2.1(i) General Intangibles. All causes of action arising out of occurrences before or after the Closing Date, and all other intangible rights and assets of the Seller.

        2.2 Prorations. The following prorations relating to the Purchased Assets will be made as of the Closing Date, with the Seller liable to the extent such items relate to any time period up to and including the Closing Date and Buyer liable to the extent such items relate to periods subsequent to the Closing Date. The net amount of all such prorations will be settled and paid on the Closing Date, if possible, and if not possible then as soon as practicable thereafter.

                2.2(a) Personal property taxes, real estate taxes and assessments (including special assessments levied prior to the Closing
        Date), and other taxes, if any, on or with respect to the Purchased Assets.

                2.2(b) Rents, additional rents, taxes and other items payable by the Seller under any lease, license, permit, contract or other agreement or arrangement to be assigned to or assumed by Buyer.

                2.2(c) The amount of rents, taxes and charges for sewer, water, fuel, telephone, electricity and other utilities; provided that if practicable, meter readings shall be taken on the applicable Closing Date and the respective obligations of the parties determined in accordance with such readings.

                2.2(d) All other items normally adjusted in connection with similar transactions.

        If the actual expense of any of the above items for the billing period within which the Closing Date falls is not known on the Closing Date, the proration shall be made as soon as such actual expense becomes known. The Seller agrees to furnish Buyer with such documents and other records as shall be reasonably requested in order to confirm all proration calculations.

        2.3 Excluded Assets. The provisions of SECTION 2.1 notwithstanding, the Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept the following assets of the Seller (collectively, the "Excluded Assets"):

                2.3(a) Cash and Cash Equivalents. All cash and cash equivalents, other than petty cash balances at the Restaurant, accounts receivable and notes to Seller.

                2.3(b) Consideration. The consideration delivered by Buyer pursuant to this Agreement, Seller's other rights under or in connection with this Agreement, the Escrow Agreement, the Escrow Account and any other agreements or instruments contemplated hereby or thereby.

                2.3(c) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records; provided however, Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

                2.3(d) Organizational Documents. The Seller's Articles of Organization, Operating Agreement, minute book and other records having exclusively to do with the organization and capitalization of the Seller; provided however, Buyer shall have reasonable access to such books and records and may make excerpts therefrom and copies thereof.

                2.3(e) Employee Records. Any and all employee books and records to the extent that such transfer of books and records would be in violation of any laws, provided Seller shall provide Buyer with copies of such books and records.

                2.3(f) Business Office Assets. Those certain tangible and intangible assets and records of the Seller located at 4725 N. Scottsdale Road, Suite 350, Scottsdale, Arizona 85251, and utilized primarily in the operations of the business office of the Seller.

3.      LIABILITIES

        3.1 Liabilities Not to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. The Seller agrees to timely pay and discharge all Liabilities that relate to periods on or before the Closing Date that would result in a liability or charge to the Buyer or against assets transferred to the Buyer pursuant to this Agreement. Except as and to the extent specifically set forth in SECTION 3.2, Buyer is not assuming any Liabilities of the Seller and all such Liabilities shall be and remain the responsibility of the Seller. Without limiting the generality of the foregoing, Buyer is not assuming and the Seller shall not be deemed to have transferred to Buyer the following Liabilities of the Seller:

                3.1(a) Income and Franchise Taxes. Any Liability of the Seller for Federal income taxes and any state or local income, profit or franchise taxes (and any penalties or interest due on account thereof).

                3.1(b) Claims. Any Liability whether in tort, contract or otherwise.

                3.1(c) Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), whether or not described in SCHEDULE 4.9.

                3.1(d) Infringements. Any Liability to a third party for infringement of any third party's intellectual property.

                3.1(e) Transaction Expenses. Except as provided in SECTION 14.8, or elsewhere in this Agreement, all Liabilities incurred by Seller in connection with this Agreement and the transactions contemplated herein.

                3.1(f) Liability For Breach. Liabilities of the Seller for any breach or failure to perform any of the Seller's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing Date, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

                3.1(g) Liabilities to Affiliates. Liabilities to present or former Affiliates, except obligations for compensation for services rendered as an employee pursuant to plans or practices discussed in
        SECTION 4.15.

                3.1(h) Violation of Laws or Orders. Liabilities for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

                3.1(i) Escheat Obligations. Any obligations to the State of California or any other Governmental Entity arising from gift certificate escheat laws, as the same may be applied to any gift certificates sold but unredeemed on the Closing Date.

        3.2 Liabilities to be Assumed. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following Liabilities of the Seller (collectively, the "Assumed Liabilities"):

                3.2(a) Contractual Liabilities. The Seller's Liabilities arising from events occurring after the Closing Date under and pursuant to the following Contracts:

                       (i)   The Real Property Lease.

                       (ii)  All Contracts described in SCHEDULE 2.1(D); and

                       (iii) Every Contract entered into by the Seller in
                the ordinary course of business which does not involve consideration or other expenditure by the Seller payable or performable on or after the Closing Date in excess of One Thousand Dollars ($1,000) or performance over a period of more than twelve (12) months.

                The Contracts described in SECTIONS 3.2(A)(I), (II) and (III) above are hereinafter collectively described as the "Assumed Contracts." The Buyer agrees to indemnify, defend and hold harmless Seller for any Liability, including reasonable attorneys' fees, resulting from any and all guarantees executed in connection with the Real Property Lease assumed by the Buyer pursuant to SECTION 3.2(A)(I) above, to the extent such liability arises out of any events first occurring subsequent to the Closing Date. Buyer assumes no agreement or contract of Seller except the Assumed Contracts.

                3.2(b) Liabilities Under Permits and Licenses. The Seller's Liabilities arising from events occurring after the Closing Date under any permits or licenses listed in SCHEDULE 3.2(B) and assigned to Buyer at the Closing.

                3.2(c) Other Obligations. The obligations set forth in SECTION 1.3(B) above, to the extent of the credit received by Buyer.

4.      REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller represents and warrants to Buyer that, each of the following is true and correct in all material respects on the date hereof except to the extent identified in disclosure schedules referred to below in this SECTION 4 and attached to this Agreement ("Disclosure Schedules"), shall remain true and correct in all material respects to and including the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by Buyer, or, except as specifically provided herein, any knowledge of Buyer, and shall survive the closing of the transactions provided for one (1) year from the Closing Date.

         4.1    General.

                4.1(a) Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Arizona.

                4.1(b) Power. The Seller has all requisite power and authority to own, operate and lease its properties, to carry on its businesses as and where such are now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by the Seller pursuant hereto and to carry out the transactions contemplated hereby and thereby.

                4.1(c) Qualification. The Seller is duly licensed or qualified to do business as a foreign entity, and it is in good standing, in each jurisdiction wherein the character of the properties owned or leased by is, or the nature of its business, makes such licensing or qualifications necessary.

                4.1(d) No Subsidiaries. The Seller does not own any interest in any corporation, partnership or other entity.

        4.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Seller pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary member or manager action on the part of the Seller. Other than as specifically provided in this Agreement or disclosed in the Disclosure Schedules, no other or further act or proceeding on the part of the Seller is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Seller pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by the Seller pursuant hereto will constitute, valid binding agreements of the Seller, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

        4.3 No Violation. Except as set forth on SCHEDULE 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by the Seller pursuant hereto, nor the consummation by the Seller of the transactions contemplated hereby and thereby (a) will violate any applicable Law or Order, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity, or (c) subject to obtaining the consents referred to in SCHEDULE 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as defined in SECTION 4.11(A)) upon any of the assets of the Seller under, any term or provision of the Operating Agreement of the Seller or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Seller is a party or by which the Seller or any of its assets or properties may be bound or affected.

        4.4 Financial Statements. Included as SCHEDULE 4.4 are, to Seller's knowledge, true and complete copies of the financial statements of the Seller consisting of (i) unaudited balance sheets of the Seller as of December 31, for the two (2) most recent calendar years, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), and (ii) an unaudited balance sheet of the Seller as of June 30, of the current year (the "Recent Balance Sheet"), and the related unaudited statements of income and cash flows for the six (6) months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). To Seller's knowledge all of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared on a tax basis, have been prepared in accordance with the books and records of the Seller, and fairly present the assets, liabilities, financial position, results of operations and cash flows of the Seller as of the dates and for the years and periods indicated.

        4.5 Tax Matters. Except as set forth on SCHEDULE 4.5 all state, county, local and other tax returns required to be filed by or on behalf of the Seller have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. The Seller has duly withheld and paid all taxes that it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of the Seller.

        4.6 Inventory. All inventory of the Seller reflected on the Recent Balance Sheet consisted of a quality and quantity usable and saleable in the ordinary course of business, had a commercial value at least equal to the value shown on such balance sheet and was valued in accordance with GAAP. All inventory purchased since the date of such balance sheet consisted of a quality and quantity usable and saleable in the ordinary course of business. All current inventory of the Seller is located on premises leased by the Seller as reflected in this Agreement.

        4.7 Absence of Certain Changes. Except as and to the extent set forth in
SCHEDULE 4.7, since the date of the Recent Balance Sheet, to the Seller's knowledge, there has not been:

                4.7(a) No Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business, prospects or operations of the Seller;

                4.7(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting Seller's business or properties;

                4.7(c) No Increase in Compensation. Other than such thereof as has occurred in the ordinary course of business, any increase in the compensation, salaries or wages payable or to become payable to any employee of the Seller (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

                4.7(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Seller;

                4.7(e) No Commitments. Any material commitment or transaction by the Seller (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                4.7(f) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of the Seller, except in the ordinary course of business;

                4.7(g) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by the Seller;

                4.7(h) No Liens. Any Lien made on any of the properties or assets of the Seller other than liens for taxes not yet due and payable;

                4.7(i) No Amendment of Contracts. Any entering into, amendment or termination by the Seller of any contract, or any waiver of material rights thereunder, other than in the ordinary course of business;

                4.7(j) No Unusual Events. Any other event or condition not in the ordinary course of business of the Seller.

        4.8 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet, or in SCHEDULE 4.8, to the Seller's knowledge, the Seller does not have any Liabilities other than liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operations of the Seller. Except as and to the extent described in the Recent Balance Sheet or in SCHEDULE 4.8, the Seller has no knowledge of any basis for the assertion against the Seller of any Liability and to the knowledge of the Seller, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except for liabilities and obligations incurred in the ordinary course of the Seller's business.

        4.9 No Litigation. Except as set forth in SCHEDULE 4.9 there is no Litigation pending or, to the knowledge of the Seller, threatened against the Seller, its managers (in such capacity) or members (in such capacity), its business or its assets, nor does the Seller know, or have grounds to know, of any basis for any such Litigation. SCHEDULE 4.9 also identifies all Litigation to which the Seller or its managers (in such capacity) or members (in such capacity) have been parties since the formation of the Seller. Except as set forth in SCHEDULE 4.9, neither the Seller nor its business or assets are subject to any Order of any Government Entity.

        4.10 Compliance With Laws and Orders.

                4.10(a) Compliance. Except as set forth in SCHEDULE 4.10(A), to the best of Seller's knowledge, the Seller (including its operations, practices, properties and assets) is in material compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations and product advertising. Except as set forth in SCHEDULE 4.10(A), the Seller has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders. To the Seller's knowledge, all reports and returns required to be filed by the Seller with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing, to the Seller's knowledge:

                        (i) The Seller has made all required payments to its
                unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                        (ii) The Seller has delivered to Buyer copies of all
                reports of the Seller required under all applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

                4.10(b) Licenses and Permits. Except as set forth on SCHEDULE 4.10(B), to the Seller's knowledge, the Seller has, or will have on the Closing Date, all licenses, permits, approvals, authorizations and consents of all Government Entities and all certification organizations required for the conduct of the business (as presently conducted by the Seller) and operation of the Restaurant. Except as disclosed on SCHEDULE 4.10(B), all such licenses, permits, approvals, authorizations and consents as described in SCHEDULE 4.10(B), are in full force and effect. Except as set forth in SCHEDULE 4.10(B), the Seller (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

        4.11 Title to and Condition of Properties.

                4.11(a) Marketable Title. The Seller has, or will have on the Closing Date, good and marketable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever except those described in SCHEDULE 4.11(A) and other than liens for taxes not yet due and payable and the interests of the lessor under the Real Property Lease and the Personal Property Lease (collectively, "Liens"). Except as described on SCHEDULE 4.11(A), none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof. Except as described on SCHEDULE 4.11(A), the Seller has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. On the Closing Date, Buyer will receive good and marketable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except those described in SCHEDULE 4.11(A).

                4.11(b) Condition. To Seller's knowledge, all tangible assets (real and personal) constituting Purchased Assets hereunder are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the Seller), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of the Seller as conducted during the preceding twelve (12) months. To Seller's knowledge, all buildings and other structures constituting the Restaurant's premises are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

                4.11(c) Real Property. The Leased Real Property is the only real property presently used or occupied by the Seller and its Restaurant. There are now in full force and effect duly issued certificates of occupancy permitting the Leased Real Property and improvements located thereon to be legally used and occupied, as the same are now constituted. All of the Leased Real Property has rights of access to dedicated public highways, as provided in and subject to the Real Property Lease. To the knowledge of the Seller, no fact or condition exists that would prohibit or adversely affect the ordinary rights of access to and from the Leased Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. To the Seller's knowledge, no public improvements have been commenced and to Seller's knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect the Leased Real Property. To the Seller's knowledge, no portion of any of the Leased Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. The Seller does not have notice or knowledge of any (i) Order requiring repair, alteration, or correction of any existing condition affecting the Leased Real Property or the systems or improvements thereat, (ii) condition or defect which could give rise to an order of the sort referred to in "(i)" above, or (iii) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting the Leased Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Leased Real Property).

        4.12 Insurance. Set forth in SCHEDULE 4.12 is a complete and accurate list of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the business and properties of the Seller, true and correct copies of which have heretofore been made available to Buyer for its inspection. No notice of cancellation or termination has been received with respect to any such policy, and the Seller has no knowledge of any act or omission of the Seller that could result in cancellation of any such policy prior to the Closing Date.

        4.13 Contracts and Commitments.

                4.13(a) Real Property Lease. To the best of Seller's knowledge, except for the Real Property Lease, the Seller has no leases of real property. To the best of Seller's knowledge, the Real Property

        Lease is in full force and effect, the Seller is not in default of any term, covenant or obligation under any of the Real Property Lease, and no condition exists which, with the passage of time or giving of notice, would constitute a default under any term, covenant or obligation of Seller under the Real Property Lease.

                4.13(b) Personal Property Leases. Except as set forth in
        SCHEDULE 2.1(D), the Seller has no leases of personal property involving consideration or other expenditure in excess of one thousand dollars ($1,000) or involving performance over a period of more than twelve (12) months.

                4.13(c) Purchase Commitments. The Seller has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of two (2) months normal usage, or which are at an excessive price.

                4.13(d) Collective Bargaining Agreements. The Seller is not a party to any collective bargaining agreement with any unions, guilds, shop committees or other collective bargaining groups.

                4.13(e) Loan Agreements. Except as set forth in SCHEDULE 4.13(E), the Seller is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise, which will not be paid in full prior to Closing.

                4.13(f) Guarantees. Except as disclosed on SCHEDULE 4.13(F), the Seller has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                4.13(g) Burdensome or Restrictive Agreements. Except as disclosed hereby, the Seller is not a party to or bound by any agreement, deed, lease or other instrument that is so burdensome as to materially and adversely affect or impair the operation of the Restaurant. Without limiting the generality of the foregoing, the Seller is not a party to or bound by any agreement requiring it to assign any interest in any trade secret or proprietary information, or prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on its business anywhere in the world, except as described in the Licensing Agreement and the Lease.

                4.13(h) Other Material Contracts. The Seller does not have a lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of one thousand dollars ($1,000), or involving performance over a period of more than twelve
        (12) months, or which is otherwise individually material to the operations of the Restaurant, except as described in SCHEDULE 4.13(H) or in any other Disclosure Schedule.

                4.13(i) No Default. To its knowledge, the Seller is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of its obligations or result in the creation of any Lien on any of the assets owned, used or occupied by it. To the knowledge of the Seller, no third party is in default under any lease, contract or commitment to which the Seller is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

        4.14 Labor Matters. To Seller's knowledge: (a) the Seller has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business; (b) the Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (c) there is no unfair labor practice charge or complaint against the Seller pending or threatened; (d) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Seller; (e) no question concerning representation has been raised or is threatened respecting the employees of the Seller; (f) no grievance which might have a material adverse effect on the Seller, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (g) there are no administrative charges or court complaints against the Seller concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity, except as disclosed on SCHEDULE 4.9.

        4.15 Employee Benefit Plans. To Seller's knowledge:

        The Seller has provided and/or identified each "employee benefit plan," as defined in Section 3(3) of ERISA which (i) is subject to any provision of ERISA and (ii) is or was at any time during the last 5 years maintained, administered or contributed to by the Seller or any affiliate (as defined in Section 407(d)(7) of ERISA) and covers any employee or former employee of the Seller or any affiliate or under which the Seller or any affiliate has any liability. Such plans are referred to collectively herein as the "Employee Plans." None of the Employee Plans would, individually or collectively, constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA, including, without limitation, a "multiemployer plan," as defined in
Section 3(37) of ERISA, or a "defined benefit plan," as defined in Section 3(35) and subject to Title IV of ERISA, and no Employee Plan is maintained in connection with any trust described in Section 501(c)(9) of the Code. It is understood and agreed that Buyer is not assuming any Employee Plans or liabilities associated therewith, and that the Seller shall retain all such Employee Plans, including all obligations deriving directly or indirectly from sponsoring or participating in such Employee Plans.

        Each Employee Plan has been maintained in compliance with its terms and the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to, ERISA and the Code, which are applicable to such Plan. No assets of the Seller are or could be subject, directly or indirectly, to any liability or lien by reason of any action or inaction taken with respect to any Employee Plan maintained by the Seller.

        The Seller has no liability in respect of post-retirement health and medical benefits for retired employees of the Seller or any affiliate, determined using assumptions that are reasonable in the aggregate, over the fair market value of any fund, reserve or other assets segregated for the purpose of satisfying such liability (including for such purposes any fund established pursuant to Section 401(h) of the Code). The Seller has reserved its right to amend or terminate any Employee Plan or other benefit arrangement providing health or medical benefits in respect of any active employee of the Seller under the terms of any such plan and descriptions thereof given to employees. With respect to any Employee Plans which are "group health plans" under Section 4980B of the Code and Section 607(l) of ERISA, there has been timely compliance in all material respects with all requirements imposed thereunder, and under Parts 6 and 7 of Title I of ERISA generally, so that the Seller and any affiliate have no (and will not incur any) loss, assessment, tax penalty or other sanction with respect to any such plan.

        There has been no amendment to, written interpretation or announcement (whether or not written) by the Seller or any affiliate relating to, or change in employee participation or coverage under, any Employee Plan which would increase the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended immediately prior to the Closing Date.

        4.16 Employment Compensation. SCHEDULE 4.16 contains a true and correct list of all employees to whom the Seller is paying compensation, including bonuses and incentives, at an annual rate in excess of Twenty Thousand Dollars ($20,000) for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

         Neither any action on the part of the Seller prior to the Closing Date, the sale by Seller to Buyer of the business and assets of the Seller pursuant to this Agreement, the transactions contemplated hereby, nor the failure by Buyer to hire as a permanent employee of Buyer any employee of Seller, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local law.

         4.17 Intellectual Property. In order to conduct the business of the Seller, as such is currently being conducted or proposed to be conducted, the Seller does not require the rights to any intellectual property that it does not already have. To its knowledge, the Seller is not infringing and has not infringed any intellectual property of another in the operation of the business of the Seller, nor is any other person infringing the intellectual property of the Seller. The Seller has not granted any license or made any assignment of its rights in any intellectual property. The Seller does not pay any royalties or other consideration for the right to use any intellectual property of others. There is no Litigation pending or threatened to challenge the Seller's right, title and interest with respect to its continued use of any intellectual property.

         4.18 Major Suppliers. SCHEDULE 4.18 contains a list of the five (5) largest suppliers (other than alcoholic beverages) to the Seller for the last twelve (12) months (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during the last twelve months. The Seller does not have any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on SCHEDULE 4.18 will not continue to be suppliers to the business of the Seller after the Closing Date and will not continue to supply the business with substantially the same quantity and quality of goods at competitive prices.

         4.19 Assets Necessary to Business. The Purchased Assets include all property and assets (except for the Excluded Assets), tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on, or currently used or held for use in, the business of the Seller as presently conducted and as conducted immediately prior to the Closing Date.

         4.20 No Brokers or Finders. Neither the Seller nor any of its managers, officers, employees, members or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         4.21 Disclosure. To Seller's knowledge, no representation or warranty by the Seller in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate or Disclosure Schedule delivered by or on behalf of the Seller shall be deemed representations and warranties of the Seller.

         Notwithstanding the foregoing provisions of this SECTION 4, if the Seller learns of any actual or alleged inaccuracy in such representations or warranties, the Seller shall promptly notify the Buyer in writing thereof. The writing, to be a valid notification, must state the details causing the actual or alleged inaccuracy and specify which representations or warranties the Seller believes have been made inaccurate. The Seller shall, prior to five (5) days before the earlier of the Closing Date or ten (10) days after receiving such written notice from the Buyer or of learning of such actual or alleged inaccuracy, make commercially reasonable efforts to cure such inaccuracy. Failing such cure by the Seller or the Seller's election not to effect cure, the Seller shall, within the period specified in the preceding sentence, notify the Buyer in writing of such failure to cure, and the Buyer's sole and exclusive remedy therefore shall be to elect, prior to the earlier of the Closing Date or ten (10) business days after receiving such written notice from the Seller, to either (y) proceed to Closing and waive such inaccuracy or (z) cancel this Agreement, whereupon neither party will have any further rights or obligations regarding this Agreement. If the Buyer proceeds to Closing, without exercising such right of cancellation, the applicable representation or warranty shall be deemed automatically amended to conform with such knowledge of the Buyer, and the Seller shall have no liability whatsoever for such previously inaccurate representation or warranty. Notwithstanding the foregoing, if any inaccuracy in the Seller's representations or warranties occurs as a result of a misrepresentation intentionally made by the Seller, or if the Seller hereafter intentionally takes an action to cause a breach of a representation or warranty contained in this Agreement, then in either such event the Buyer shall have the right to recover damages from the Seller as may be allowed by law.

5.      REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

        Buyer represents and warrants to the Seller that each of the following is true and correct in all material respects on the date hereof, shall remain true and correct in all material respects to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by the Seller or any knowledge of the Seller, and shall survive the closing of the transactions provided for herein for one (1) year.

        5.1. Corporate.

                5.1(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                5.1(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

        5.2 Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

        5.3 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

        5.4 Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

        5.5. Buyer's Cooperation. Buyer will use commercially reasonable efforts, without incurring unreasonable expense, to cooperate with the Seller in obtaining the consents referred to in SECTION 8.3 hereof.

        5.6 Other Action. The Buyer shall use its best efforts to cause the fulfillment at the earliest practicable date of all the conditions to the parties' obligations to consummate the transactions contemplated in this Agreement.

6.      EMPLOYEES - EMPLOYEE BENEFITS

        6.1 Affected Employees. "Affected Employees" shall mean employees of the Seller who are employed by Buyer immediately after the Closing Date.

        6.2 Retained Responsibilities. Subject to SECTION 1.3(B) above, the Seller agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Seller's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of the Seller, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes, whether or not such employees are employed by Buyer after the Closing Date.

        6.3 Payroll Tax. The Seller agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. The Seller also agrees to issue, by the date prescribed by IRS Regulations, Forms W-2 for wages paid through the Closing Date. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations after the Closing Date for Affected Employees.

        6.4 Termination Benefits. Subject to SECTION 1.3(B) above, and except as provided in the following sentence, Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after the Closing Date. Subject to SECTION 1.3(B) above, if any action on the part of the Seller prior to the Closing Date, or if the sale to Buyer of the business and assets of the Seller pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Seller, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local law, such Liability shall be the sole responsibility of the Seller, and the Seller shall indemnify and hold harmless Buyer against such Liability.

        6.5 WARN Act Obligations. The Buyer will not take any actions within 60 days of the effective date of the Closing that, for more than 49 of the full-time employees who are employed by the Seller as of the effective date of the Closing, result in an "employment loss," as that term is defined under the Worker Adjustment Retraining and Notification Act, 29 U.S.C. Sections 2101 to 2109 ("WARN Act"). The Seller and the Buyer each will be responsible for their own notification obligations, if any, under the WARN Act, including without limitation any notification obligations that may arise from any "employment loss" by any employees who are employed as of the effective date of the Closing.

7.      OTHER MATTERS

        7.1 Pre-Closing Revenue and Expenses. The Seller shall be responsible for all expenses, debts and other Liabilities of the Seller and the Restaurant arising out of or relating to periods prior to and including the Closing Date.

        7.2 Post-Closing Revenue and Expenses. The Buyer shall be responsible for all expenses, debts and other Liabilities of the Restaurant arising out of or relating to periods subsequent to the Closing Date.

        7.3 Noncompetition. Subject to that certain side letter agreement of even date, from the Closing Date for a two (2) year period thereafter, Seller, Marsh and Schoch shall not, individually or jointly with others, directly or indirectly, whether for his, her or its own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a restaurant business that operates primarily with a theme, decor, menu or style of cuisine (Hawaiian Fusion) the same as or substantially similar to that of the Restaurant sold hereunder, regardless of the geographic location of such person, entity or business, and neither Seller, Marsh nor Schoch shall act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity; PROVIDED, HOWEVER, that it shall not be a violation of this SECTION 7.3 for Seller, Marsh or Schoch to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission.

        7.4 Confidentiality.

                7.4(a) Definition. For the purpose of this Agreement, "Proprietary Information" shall include all information, whether owned, licensed or otherwise used by or in the possession of the Seller, which reasonably would be considered proprietary or confidential to the business of the Seller including but not limited to proprietary or confidential trade or industrial practices, marketing and technical plans, technology, personnel, organization or internal affairs, plans for products and ideas, recipes, menus, wine lists and proprietary techniques and other trade secrets. Notwithstanding the foregoing, "Proprietary Information" shall not include information that has entered the public domain.

                7.4(b) No Disclosure, Use, or Circumvention. The Seller and its members and Affiliates shall not disclose any Proprietary Information to any third parties and will not use any Proprietary Information in the Seller's business or any affiliated business without the prior written consent of the Buyer and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Buyer. The Seller, its members and Affiliates shall not contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision.

                7.4(c) Maintenance of Confidentiality. The Seller shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information and to assure compliance with this Agreement.

        7.5 Non-Solicitation. For a period two (2) years following the Closing Date, the Seller, Marsh and Schoch shall not offer employment to any employee of the Buyer or its Affiliates or otherwise solicit or induce any employee of the Buyer or its Affiliates to terminate his or her employment, nor shall the Seller, Marsh or Schoch act as partner, consultant, agent, owner or part owner, or in any other capacity for any person or entity which solicits or otherwise induces any employee of the Buyer or its Affiliates to terminate his or her employment with the Buyer; provided however, it shall not be a violation of this
SECTION 7.5 if any server, busser, hostess and/or kitchen staff employee of Buyer or its Affiliates are employed both at a restaurant owned by Buyer or its Affiliates and also at a restaurant owned by Seller, Marsh, Schoch or any of their Affiliates.

        7.6 Reasonableness of Restrictions; Reformation; Enforcement. The parties hereto recognize and acknowledge that the geographical and time limitations contained in SECTION 7.3, SECTION 7.4 and SECTION 7.5 hereof are reasonable and properly required for the adequate protection of the Buyer's interests. It is agreed by the parties hereto that if any portion of the restrictions contained in SECTION 7.3, SECTION 7.4 or SECTION 7.5 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to the geographical area, with each month of the specified period being deemed a separate period of time and each radius mile of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area that is determined to be reasonable, nonarbitrary, and not against public policy may be enforced. If any of the covenants contained herein are violated and if any court action is instituted by the Buyer to prevent or enjoin such violation, then the period of time during which the business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of the breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal.

         In the event it is necessary for the Buyer to initiate legal proceedings to enforce, interpret or construe any of the covenants contained in
SECTION 7.3, SECTION 7.4 and SECTION 7.5 hereof, the prevailing party in such proceedings shall be entitled to receive from the non-prevailing party, in addition to all other remedies, all costs, including reasonable attorneys' fees, of such proceedings including appellate proceedings.

         7.7 Specific Performance. The parties agree that a breach of any of the covenants contained in SECTION 7.3, SECTION 7.4 and SECTION 7.5 hereof will cause irreparable injury to the Buyer for which the remedy at law will be inadequate and would be difficult to ascertain and therefore, in the event of the breach or threatened breach of any such covenants, the Buyer shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to obtain an injunction to restrain any threatened or actual activities in violation of any such covenants. The parties hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings that might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event the Buyer does apply for such an injunction, that the Buyer has an adequate remedy at law shall not be raised as a defense.

8.       FURTHER COVENANTS OF THE SELLER

         The Seller covenants and agrees as follows:

         8.1 Access to Information and Records. During the period commencing thirty (30) days prior to the Closing Date, the Seller shall give Buyer, its counsel, accountants and other representatives (i) access during normal business hours to all of the properties, books, records, contracts and documents of the Seller for the purpose of such inspection, investigation and testing as Buyer deems appropriate (and the Seller shall furnish or cause to be furnished to Buyer and its representatives all information with respect to the business and affairs of the Seller as Buyer may request); (ii) access to employees, agents and representatives for the purposes of such meetings and communications as Buyer reasonably desires; and (iii) access to vendors, customers, manufacturers of its machinery and equipment, and others having business dealings with the Seller. Through the Closing Date, the Buyer and its Affiliates shall not disclose any Proprietary Information obtained pursuant to this paragraph to any third parties and until the Closing Date will not use any such Proprietary Information in the Buyer's business or any affiliated business without the prior written consent of the Seller and then only to the extent specified in that consent. Consent may be granted or withheld at the sole discretion of the Seller. The Buyer shall not contact any suppliers, customers, employees, affiliates or associates to circumvent the purposes of this provision. The Buyer shall take all steps reasonably necessary or appropriate to maintain the strict confidentiality of the Proprietary Information through the Closing Date.

         8.2 Conduct of Business Pending the Closing. From the date hereof until the Closing Date, except as otherwise approved in writing by the Buyer, which approval shall not be unreasonably withheld:

                  8.2(a) No Changes. The Seller will, in all material respects, carry on its business diligently and in the same manner as heretofore and will not make or institute any material changes in its methods of purchase, sale, management, accounting or operation; provided however, it shall be permissible hereunder for Seller to defer executing any contract or incurring any obligation that would not constitute an Assumed Liability pursuant to SECTION 3.2.

                8.2(b) Maintain Organization. The Seller will take such action as may be necessary to maintain, preserve, renew and keep in favor the material rights and franchises of the Seller and will use its commercially reasonable best efforts, to the extent material hereto, to preserve the business organization of the Seller intact, to keep available to Buyer the present officers and employees, and to preserve for Buyer its present relationships with suppliers and customers and others having business relationships with the Seller.

                8.2(c) No Breach. The Seller will not do or omit any act, or permit any omission to act, which may cause a breach by Seller of any material contract, commitment or obligation, or any breach by Seller of any representation, warranty, covenant or agreement made by the Seller herein, or which would have required disclosure on SCHEDULE 4.7 had it occurred after the date of the Recent Balance Sheet and prior to the date of this Agreement.

                8.2(d) No Material Contracts. No contract or commitment will be entered into, by or on behalf of the Seller, except contracts, commitments, purchases or sales which are in the ordinary course of business and consistent with past practice, are not material to the Seller (individually or in the aggregate) and would not have been required to be disclosed in the Disclosure Schedule had they been in existence on the date of this Agreement.

                8.2(e) No Organizational Changes. The Seller shall not materially amend its Operating Agreement or make any changes in ownership percentages.

                8.2(f) Maintenance of Insurance. The Seller shall maintain all of the insurance in effect as of the date hereof.

                8.2(g) Maintenance of Property. The Seller shall use, operate, maintain and repair all of their property in a normal business manner.

                8.2(h) Interim Financials. The Seller will provide Buyer with interim monthly financial statements and other management reports as and when they are available.

                8.2(i) No Negotiations. The Seller will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of the Seller, the Restaurant, the Seller's assets or business or any part thereof or any membership interest in the Seller (an "acquisition proposal"), and the Seller shall immediately advise Buyer of the receipt of any acquisition proposal.

        8.3 Consents. The Seller will use commercially reasonable efforts, without incurring unreasonable expense, to obtain all consents necessary for the consummation of the transactions contemplated hereby prior to the Closing Date.

        8.4 Other Action. The Seller shall use its best efforts to cause the fulfillment at the earliest practicable date of all of the conditions to Seller's obligations to consummate the transactions contemplated in this Agreement.

        8.5 Disclosure. Through the Closing Date, the Seller shall have a continuing obligation to promptly notify Buyer in writing with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule as provided in the last paragraph of SECTION 4.

        8.6 Amendment to Real Property Lease. Seller agrees to use its best efforts to assist the Buyer in obtaining an amendment to the Real Property Lease, including the following: (i) addition of another five year option at a fixed rent, for a total of two renewal options; (ii) allowing a change in the trade name used at the Restaurant with Landlord's consent, not to be unreasonably withheld; (iii) allowing closure of the Restaurant for reasonable periods of time for repair, remodeling or renovation; (iv) allowing assignment to and affiliate without the Landlord's consent; and (v) adding a present value discount calculation to the default provision.

9.      CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

        Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of each of the following conditions:

        9.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by the Seller in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by the Seller pursuant to this Agreement, shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date, except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer.

        9.2 Compliance With Agreement. The Seller shall have performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

        9.3 Absence of Litigation. No Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, the Seller or any of the Affiliates, officers, directors or managers of any of them, with respect to the transactions contemplated hereby.

        9.4 Consents and Approvals. Except as otherwise specifically provided in this Agreement, all approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and copies thereof shall have been delivered to Buyer on or prior to the Closing Date.

        9.5 Estoppel Certificates. The Buyer shall have obtained an estoppel certificate or status letter, dated within thirty (30) days of the Closing Date, from the landlord under the lease of real property, which estoppel certificate or status letter will certify (i) the lease is valid and in full force and effect; (ii) the amounts payable by the Seller under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) that the transactions contemplated by this Agreement will not constitute a default under the lease and that the landlord consents to the assignment of the lease to Buyer.

        9.6 Transfer of Alcoholic Beverage License. The State of California permanent alcoholic beverage license for the Restaurant shall have been issued in the Buyer's name.

        9.7 Delivery of Closing Documents. The Seller shall have delivered the closing documents specified in SECTION 12.3.

        9.8 Simultaneous Closing. All contingencies to the Buyer's purchase of Roy's Scottsdale shall have been satisfied.

10.     CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

        Each and every obligation of the Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or on the Closing Date of the following conditions:

        10.1 Representations and Warranties True on the Closing Date. Each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made or given on and as of the Closing Date.

        10.2 Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of Buyer's agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in SECTION 12.4.

        10.3 Absence of Litigation. No material Litigation shall have been commenced or threatened, and no material investigation by any Government Entity shall have been commenced, against Buyer, or the Seller or any of the affiliates, officers, managers, directors or shareholders of either of them, with respect to the transactions contemplated hereby.

        10.4 Transfer of Alcoholic Beverage License. The State of California alcoholic beverage license for the Restaurant shall have been issued in the Buyer's name.

11.     INDEMNIFICATION

        11.1 By the Seller. Subject to the terms and conditions of this ARTICLE 11, the Seller hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and Affiliates (hereinafter "Buyer's Indemnitees"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer's Indemnitees or the business and assets transferred to Buyer pursuant to this Agreement, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of the Seller contained in this Agreement (regardless of whether such breach is deemed "material"); (c) any Claim against the Seller, the Purchased Assets or the business of the Seller not specifically assumed by Buyer pursuant hereto and which arises out of or relates to any event first occurring on or prior to the Closing Date; or (d) any obligations to the State of California or any other Governmental Entity arising from gift certificate escheat laws, as the same may be applied to any gift certificates sold but unredeemed on the Closing Date. As used in this ARTICLE 11, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements approved by the Seller (such approval shall not be unreasonably withheld or delayed), costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

        11.2 By Buyer. Subject to the terms and conditions of this ARTICLE 11, Buyer hereby agrees to indemnify, defend and hold harmless the Seller, its controlling persons, its Affiliates, its managers, members, officers, employees and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) all Claims (i) of or against the Seller, the Purchased Assets or the business of the Seller, specifically assumed by Buyer pursuant hereto or (ii) which relate to the Purchased Assets, the business of the Buyer or the Restaurant and arise out of any event occurring after the Closing Date.

        11.3 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this ARTICLE 11 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                11.3(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such notice shall not affect the Indemnifying Party's duty or obligations under this ARTICLE 11, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

                11.3(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                11.3(c) Indemnified Party's Rights. Anything in this ARTICLE 11 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

        11.4 Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this ARTICLE 11, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the Indemnified Party setting off any amount owed to the Indemnifying Party by the Indemnified Party. To the extent set-off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this ARTICLE 11 that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set-off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set-off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set-off to the date of such judgment. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

        11.5 No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the closing, and regardless of whether such breach, violation or failure is deemed to be "material".

        11.6. Survival of Indemnification. The indemnification obligations of the parties contained in this ARTICLE 11 shall survive the date of this Agreement and the Closing Date for a period of one (1) year following the Closing Date, except that the indemnification obligations relating to the representations and warranties regarding tax obligations and/or obligations pursuant to gift certificate escheat laws shall survive until one (1) year after the expiration of the applicable statute of limitations for such obligations.

12.     CLOSING

        12.1 Closing Date. The closing referred to in this Agreement (the "Closing Date") shall take place five (5) days after the satisfaction of all conditions precedent required by SECTIONS 9.2, 9.4, 9.5, 9.6, 9.7, 9.8 and 10.4 of this Agreement

        12.2 Place of Closing. The closing shall take place at Buyer's corporate office or at such other place as the parties hereto shall agree upon.

        12.3 Documents to be Delivered by the Seller. On the Closing Date, the Seller shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                12.3(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets as contemplated hereby.

                12.3(b) Compliance Certificate. A certificate signed by the manager of the Seller that each of the representations and warranties made by the Seller in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer), and that the Seller has performed and complied with all of the Seller's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                12.3(c) Certified Resolutions. A certified copy of the resolutions of the manager of the Seller authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement and certifying that the consent of the members of the Seller has been obtained or is not required.

                12.3(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to Buyer pursuant to the terms hereof.

                12.3(e) Escrow Agreement. The Escrow Agreement in substantially the form attached hereto as EXHIBIT A, duly executed by an authorized representative of the Seller.

                12.3(f) Gift Certificate Escrow Agreement. The Gift Certificate Escrow Agreement in substantially the form attached hereto as EXHIBIT B, duly executed by an authorized representative of the Seller.

                12.3(g) Certification of Financial Statements. A letter signed by Marsh, Schoch and the Chief Financial Officer of the Seller certifying that to their knowledge, the financial statements of Seller, provided pursuant to SECTION 4.4, are true, complete and accurate, have been prepared on a tax basis, have been prepared in accordance with the books and records of the Seller, and fairly present the assets, liabilities, financial position, results of operations and cash flows of the Seller as of the dates and for the years and periods indicated.

                12.3(h) Indemnification and Guaranty Agreement. An indemnification and Guaranty Agreement executed by the Seller, Marsh and Schoch, whereby the Seller agrees to indemnify the Buyer for any liability or expense arising out of the Litigation identified by Seller on SCHEDULE 4.9, and Marsh and Schoch personally guarantee such indemnification obligation.

                12.3(i) Other Documents. All other documents, instruments or writings required to be delivered to Buyer on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

        12.4 Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver to the Seller the following documents, in each case duly executed or otherwise in proper form:

                12.4(a) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of the Seller and its counsel to evidence the assumption of Assumed Liabilities as provided for in SECTION 3.2.

                12.4(b) Compliance Certificate. A certificate signed by the chief executive officer of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by the Seller), and that Buyer has performed and complied with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                12.4(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                12.4(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to the Seller by Buyer pursuant to the terms hereof.

                12.4(e) Escrow Agreement. The Escrow Agreement in substantially the form attached hereto as EXHIBIT A, duly executed by an authorized representative of the Buyer.

                12.4(f) Other Documents. All other documents, instruments or writings required to be delivered to the Seller on or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as the Seller may reasonably request.

13.     TERMINATION

        13.1    Right of Termination Without Breach.

                13.1(a) Mutual Agreement. This Agreement may be terminated without further liability of either party at any time prior to the closing by mutual written agreement of Buyer and the Seller.



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


                13.1(b) By Either Party. This Agreement may be terminated without further liability of any party, by either Buyer or the Seller if the Closing Date of the transaction contemplated in SECTION 1.1 shall not have occurred on or before December 31, 2002, provided the terminating party has not, through breach of a representation, warranty or covenant, prevented such closing from occurring on or before such date.

        13.2 Termination for Breach.

                13.2(a) Termination by Buyer. This Agreement may be terminated by Buyer if (i) there has been a material violation or breach by the Seller of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by Buyer, or (ii) there has been a failure of satisfaction of a condition to the obligations of Buyer which has not been so waived, or (iii) the Seller shall have attempted to terminate this Agreement under this ARTICLE 13 or otherwise without grounds to do so, then Buyer may, by written notice to the Seller at any time prior to the closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in SECTION 13.2(C) hereof.

                13.2(b) Termination by the Seller. The Seller may terminate this Agreement if (i) there has been a material violation or breach by Buyer of any of the agreements, representations or warranties contained in this Agreement which has not been waived in writing by the Seller, or
        (ii) there has been a failure of satisfaction of a condition to the obligations of the Seller which has not been so waived, or (iii) Buyer shall have attempted to terminate this Agreement under this ARTICLE 13 or otherwise without grounds to do so, then the Seller may, by written notice to Buyer at any time prior to the closing that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in SECTION 13.2.(C) hereof.

                13.2(c) Effect of Termination. Termination of this Agreement pursuant to this SECTION 13.2 shall not in any way terminate, limit or restrict the rights and remedies of any party hereto against any other party which has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. Subject to the foregoing, the parties' obligations under ARTICLE 11 and SECTION 14.5 of this Agreement shall survive termination.

14.     MISCELLANEOUS

        14.1 Disclosure Schedules. The Disclosure Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

        14.2 Further Assurance. From time to time, upon request and without further consideration, the parties will execute and deliver such documents and take such other action as may be reasonably requested in order to consummate more effectively the transactions contemplated hereby, including, but not limited to, vesting in Buyer good, valid and marketable title to the business and assets being transferred hereunder.

        14.3 Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by the Seller or Buyer shall be subject to the approval of the other in all essential respects, except that Seller approval shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, NYSE or the stockholders of Buyer or Buyer's Affiliates, or be required to make pursuant to any rule or regulation of the Securities and Exchange Commission or NYSE, or otherwise required by law.



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


        14.4 Assignment; Parties in Interest.

                14.4(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries or Affiliates of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the Seller hereunder.

                14.4(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

        14.5 Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

        14.6 Amendment and Modification. Buyer and the Seller may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

        14.7 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; or
(b) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

             (a)    If to Buyer, to:

                    OS Pacific, Inc.
                    1300 Dove Street, Suite 105
                    Newport Beach, CA 92660
                    Attention: A. William Allen, III, President
                    Facsimile: (949) 759-9545

                    (with a copy to)

                    Joseph J. Kadow, Vice President and General Counsel Outback Steakhouse, Inc.
                    2202 North Westshore Boulevard
                    Tampa, Florida 33607
                    Facsimile: 813-281-2114

or to such other person or address as Buyer shall furnish to the Seller in writing.

             (b)    If to the Seller, to:

                    Roy's - Newport Beach, L.L.C.
                    4725 N. Scottsdale Road
                    Suite 350
                    Scottsdale, Arizona 85251



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

                    Attention: Randy Schoch and James Marsh
                    Facsimile: 480-945-4747

                    (with a copy to)

                    Gallagher & Kennedy, P.A.
                    2775 East Camelback Road
                    Phoenix, Arizona 85016-9225
                    Attention: Gregory L. Mast
                    Facsimile: 602-530-8500

or to such other person or address as the Seller shall furnish to Buyer in writing.

        If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section. Notices sent by facsimile or other electronic means shall not constitute notice under this Agreement.

        14.8 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

                14.8(a) Brokerage. The Seller and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold the Seller harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. The Seller agrees to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of the Seller in connection with the execution of this Agreement or the transactions provided for herein.

                14.8(b) Expenses to be Shared Equally by the Parties. The parties shall equally share the cost of the following:

                        (i) Taxes Arising from Transaction. Any taxes applicable
                to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any transfer, use, gross receipts or documentary stamp taxes.

                        (ii) Cost of Escrow. All fees and costs of the Escrow
                Agent pursuant to the Escrow Agreement referred to in SECTION 12.3(E) hereof.

                        (iii) Other Expenses. Except as otherwise provided
                herein, all other costs and expenses of third parties engaged jointly by the parties hereto in connection with the consummation of the transactions contemplated hereby, normally shared by the parties in similar transactions.

                14.8(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel, accountants, and other agents in connection with the transactions contemplated hereby.

                14.8(d) Costs of Litigation. The parties agree that the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation reasonable attorneys' fees and prejudgment interest.

        14.9 Entire Agreement. This instrument and the agreements referred to herein embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

        14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        14.11 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                          "BUYER"

                                          OS PACIFIC, INC.,
                                          a Florida corporation

                                          By:
                                             -----------------------------------
                                          A. William Allen, III, President


                                         "SELLER"

                                         ROY'S - NEWPORT BEACH, L.L.C.,
                                         an Arizona limited liability company

                                         By:
                                            ------------------------------------
                                         W. Randall Schoch, Managing Member


                                         "SCHOCH"


                                         -------------------------------------
                                         W. Randall Schoch, individually as to
                                         Sections 7.3 through 7.7 and 1.3(d)


                                         "MARSH"


                                         -------------------------------------
                                         James E. Marsh, individually as to
                                         Sections 7.3 through 7.7 and 1.3(d)



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